EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Friendly Ice Cream Corporation Key Executive Stock Option Award, of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of Friendly Ice Cream Corporation, Friendly Ice Cream Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Friendly Ice Cream Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 5, 2007